SECURITY AGREEMENT

THIS SECURITY AGREEMENT ("Agreement") is made and entered into this 8th day of October, 2015 ("Effective Date") by and between Blue Water Global Group, Inc., a Nevada corporation (“Borrower”), and Taurus Financial Partners, LLC, a Florida limited liability company ("Secured Party"); (collectively, “Parties”).

WITNESSETH:

WHEREAS, the Parties entered into a Promissory Note on October 8, 2015 (“Promissory Note”) in the amount of Thirty-One Thousand Four-Hundred Ninety-Six Dollars and Three Cents (US$31,496.03);

WHEREAS, Secured Party previously converted Five-Hundred Sixty-Nine Thousand Fifty-Five Dollars and Twenty-One Cents (US$569,055.21) into restricted equity of the Borrower for the sole purpose of securing new financing benefitting the Borrower (“Equity Shares”); and

NOW, THEREFORE, in consideration of the foregoing and of the mutual terms and covenants hereinafter expressed, the Parties do mutually agree as follows:

1.

Grant of Security Interest. For value received, the Borrower grants to the Secured Party a security interest in the property described hereinafter in Section 3 (“Collateral”).

2.

Obligations Secured. This Agreement secures the payments and performance of (a) all obligations under the Promissory Note, made by Borrower, made payable to the Secured Party, including all costs and expenses (including all attorney’s fees), incurred by Secured Party in the disbursement, administration and collection of the loan evidenced by the Promissory Note, (b) the repurchase or sale of the Equity Shares aggregating a minimum of US$569,055.21, (c) all costs and expenses (including attorney’s fees), incurred by the Secured Party in the protection, maintenance and enforcement of the security interest hereby granted, (d) all obligations of the Borrower in any other agreement relating to the Promissory Note, and (e) any modifications, renewals, refinancings, or extensions of the foregoing obligations.  The Promissory Note and minimum return of capital to the Secured Party described herein are collectively referred to as the “Obligations”.

3.

Collateral Description.  The Collateral in which this security interest is granted is all of the Borrower’s property described below:

A.

Stock Certificate #1, Blue Water Beverage Brands, Ltd., a British Virgin Islands limited liability company, representing 50,000 shares of stock (single class), no par value, and dated March 24, 2014; and

B.

Stock Certificate #1, BWG Investments & Development, Ltd., a British Virgin Islands limited liability company, representing 50,000 shares of stock (single class), no par value, and dated May 19, 2014.

4.

Restrictions on Collateral Transfer. Borrower shall endorse and place the Collateral with the Secured Party for safe keeping while this Agreement remains in effect.

Borrower explicitly agrees not to cancel, attempt to replace, classify as lost or stolen, or place any type of stop or hold on the transfer of the Collateral while this Agreement remains in effect.  Borrower further agrees it will not sell, lease, license or otherwise transfer (including by granting any security interests, liens, or other encumbrances in) all or any part of the Collateral or Borrower’s interest in the Collateral without the Secured Party’s express written consent.  Borrower may collect and receive dividends that it may be legally entitled to from the Collateral, as well as vote the Collateral in all voting matters the shares underlying the Collateral may be entitled to any in voting matter.

5.

Maintenance and Location of Collateral. The Collateral shall be duly endorsed by the Borrower and held in safe keeping by the Secured Party while this Agreement remains in effect.  The Secured Party agrees to indemnify the Borrower and shall be responsible for reimbursing the Borrower for any costs related to, if any, replacing the Collateral should it be lost, stolen or destroyed while in the possession of the Secured Party.

6.

Perfection of Security Interest.  Borrower consents, without further notice, to Secured Party’s filing or recording of any documents necessary to perfect, continue, amend or terminate its security interest.  Upon request of Secured Party, Borrower must sign or otherwise authenticate all documents that Secured Party deems necessary at any time to allow Secured Party to acquire, continue or amend its security interest in the Collateral.  Borrower will pay the filing and recording costs of any documents relating to Secured Party’s security interest.  Borrower ratifies all previous filings and recordings, including financing statement and notifications on certificates of title.  Borrower will cooperate with Secured Party in obtaining a Control Agreement satisfactory to Secured Party with respect to any Deposit Accounts or Investment Property, or in otherwise obtaining control or possession of that or any other Collateral.

7.

Default. Borrower is in default under this Agreement if: (a) Borrower fails to pay, perform or otherwise comply with any provision of this Agreement; (b) Borrower makes any materially false representations, warranty or certification in, or in connection with, this Agreement, the Promissory Note, the Equity Shares, or any other agreement related to the Note, Equity Shares or this Agreement; (c) another secured party or judgment creditor exercises its rights against the Collateral; or (d) an event defined as a “default” under the Obligations occurs.  In the event of a default and if the Secured Party requests, Borrower must assemble and make available all Collateral at a place and time designated by Secured Party.  Upon default and at any time thereafter, Secured Party may declare all Obligations secured hereby immediately due and payable, and, in its sole discretion, may proceed to enforce payment of same and exercise any of the rights and remedies available to a secured party by law including those available to it under Article 9 of the Uniform Commercial Code (“UCC”) that is in effect in the jurisdiction where Borrower or the Collateral is located.  Unless otherwise required under applicable law, Secured Party has no obligation to clean or otherwise prepare the Collateral for sale or other disposition and Borrower waives any right it may have to require Secured Party to enforce the security interest or payment or performance of the Obligations against any other person.

8.

Borrower Certifications.  Borrower certifies that: (a) its Name and place of incorporation is true and correct; (b) that Borrower is in good standing in its state of incorporation; (c) all Collateral is owned or titled in the Borrower’s name and not in the name of any other organization or individual; (d) Borrower has the legal authority to grant the security interest in the Collateral; (e) Borrower’s ownership in or title to the Collateral is free and clear of all adverse claims, liens, or security interest (unless expressly permitted by Secured Party); (f) none of the Obligations are or will be primarily for personal, family or household purposes; (g) none of the Collateral is or will be used, or has been or will be bought primarily for personal, family or household purposes; and (h) Borrower has read and understands the meaning and effect of all terms of this Agreement.

9.

Secured Party Rights.  All rights conferred in this Agreement on Secured Party are in addition to those granted to it by law, and all rights are cumulative and may be exercised simultaneously.  Failure of Secured Party to enforce any rights or remedies will not constitute an estoppel or waiver of Secured Party’s ability to exercise such rights or remedies.  Unless otherwise required under applicable law, Secured Party is not liable for any loss or damage to Collateral in its possession or under its control, nor will such loss or damage reduce or discharge the Obligations that are due, even if Secured Party’s actions or inactions caused or in any way contributed to such loss or damage.

10.

Other Material Terms and Conditions.

A.

Entire Agreement. This Agreement together with all documents incorporated by reference herein, constitutes the entire and sole agreement between the parties with respect to the subject matter hereof and supersedes any prior agreements, negotiations, understandings, or other matters, whether oral or written, with respect to the engagement hereof. No modification, recision, cancellation, amendment or termination of this Agreement shall be effective unless it is in writing and is signed by all parties to this Agreement.

B.

Conflict. In the event of any conflict, ambiguity or inconsistency between this Agreement and any other document which may be annexed hereto, the terms of this Agreement shall govern.

C.

Assignments. The benefits of this Agreement shall inure to the respective successors and assignees of the parties hereto and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.

D.

Severability. If any provision of this Agreement is declared invalid or unenforceable, such provision shall be deemed modified to the extent necessary and possible to render it valid and enforceable. In any event, the unenforceability or invalidity of any provision shall not affect any remaining provision of this Agreement, and this Agreement shall continue in full force and effect, and be construed and enforced, as if such provision had not been included, or had been modified as above provided, as the case may be.

E.

Governing Law. This Agreement shall be interpreted, construed and enforced in accordance with the internal laws of the State of Florida, without reference to its conflicts of law principles. All disputes arising out of or under this Agreement shall be adjudicated exclusively within the courts located within Miami-Dade County, Florida and both parties hereby consent to such venue and exclusive jurisdiction of such courts, and waive any and all rights to proceed in any different forum.

F.

Paragraph Headings. The paragraph headings set forth in this Agreement are for the convenience of the parties, and in no way define, limit or describe the scope or intent of this Agreement and are to be given no legal effect.

G.

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The Parties agree that electronic and/or facsimile signatures of this Agreement shall be deemed a valid and binding execution of this Agreement.

IN WITNESS WHEREOF, the Borrower, by its duly authorized representative, has caused this Agreement to be executed on the 8th day of October, 2015.

BORROWER:

/s/ J. Scott Sitra

J. Scott Sitra

President and CEO

Blue Water Global Group, Inc.